SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
January 30, 2006
Date of Report
(Date of earliest event reported)
AQUANTIVE, INC.
(Exact name of registrant as specified in its charter)

Washington	0-29361	91-1819567

(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)
821 Second Avenue, 18th Floor, Seattle, Washington 98104

(Address of principal executive offices, including zip code)
(206) 816-8800

(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
At a meeting held on January 30, 2006, the Compensation Committee of the Board of Directors of aQuantive, Inc. (the “Company”) approved the 2006 Executive Committee bonus program. This bonus program covers the Company’s Chief Executive Officer and his executive officer direct reports. Under the program, bonuses granted to executive officers are determined by the Compensation Committee based upon both qualitative and quantitative factors. The aggregate amount of the pool that will become available for bonuses is determined based on the Company’s performance with respect to certain 2006 adjusted operating income targets. Once the aggregate pool, if any, is determined, each executive officer is eligible for a bonus based on a percentage of base salary that the Compensation Committee has individually set for that executive officer. These target bonus percentages range from 50% to 75% of base salary. The actual bonus paid is then determined based on both achievement of financial goals and on the executive officer’s performance as measured against his or her objectives for the year. Bonus awards may range from zero to 300% of the executive’s target bonus percentage.
At the January 30, 2006 meeting, the Compensation Committee also approved annual base salaries for the Company’s executive officers for 2006, with adjustments in such base salaries to be applied retroactive to January 1, 2006. The base salaries approved by the Compensation Committee included the following:

Name and Position	2006 Base Salary
Brian McAndrews, Chief Executive Officer	$464,400

Clark Kokich, Worldwide President, Avenue A|Razorfish	$340,000

Ona Karasa, President, Atlas	$280,000

Michael Vernon, Chief Financial Officer	$285,000

Michael Galgon, Chief Strategy Officer	$270,000

Linda Schoemaker, Senior Vice President and General Counsel	$270,000

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 3, 2006

AQUANTIVE, INC.

	By:	/s/ Linda A. Schoemaker

	Name:	Linda A. Schoemaker
	Title:	Senior Vice President, General Counsel and Corporate Secretary